Filed Pursuant to Rule 424(b)(3)

Registration No. 333-275229

PROSPECTUS SUPPLEMENT

(to Prospectus dated November 7, 2023)

Alpha Compute Corp

481,581 Ordinary Shares underlying Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated November 7, 2023 (the “Prospectus”), which forms a part of our Registration Statement on Form F-1 (Registration No. 333-275229), as amended most recently by the post-effective amendment filed on August 23, 2024, with the information contained in our current report on Form 6-K, furnished to the Securities and Exchange Commission on April 29, 2026 (the “April 29, 2026 Form 6-K”). Accordingly, we have attached the April 29, 2026 Form 6-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Ordinary Shares are listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “ALP”. On May 21, 2026, the closing sale price of our Ordinary Shares as reported on Nasdaq was $0.3852.

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Investing in the securities offered in the Prospectus involves a high degree of risk. Before making any investment in these securities, you should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 9 of the Prospectus, and in the other documents that are incorporated by reference into the Prospectus.

Neither the Securities and Exchange Commission nor any state or non-U.S. regulatory body has approved or disapproved of the securities offered in the Prospectus or passed upon the accuracy or adequacy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

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The date of this prospectus supplement is May 22, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 6-K

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2026

Commission File Number: 001-40086

Alpha Compute Corp
(Translation of registrant's name into English)

Clarence Thomas Building, P.O. Box 4649, Road Town, Tortola, British Virgin Islands, VG1110
(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.
Form 20-F [ X ]      Form 40-F [   ]

INCORPORATION BY REFERENCE

This report on Form 6-K (including any exhibits attached hereto) shall be deemed to be incorporated by reference into the registration statements on Form S-8 (File Nos. 333-275842 and 333-289199) and Form F-3 (File Nos. 333-286961, 333-290827, 333-291341 and 333-291921) of Alpha Compute Corp (including any prospectuses forming a part of such registration statements) and to be a part thereof from the date on which this report is filed, to the extent not superseded by documents or reports subsequently filed or furnished.

On April 22, 2025, Alpha Compute Corp (the “Company”) issued a press release announcing the execution of a binding term sheet for $31.9m to finance the acquisition of Nvidia B300 GPUs. A copy of the press release is attached hereto as Exhibit 99.1.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 29, 2026

Alpha Compute Corp

By: /s/ Brittany Kaiser
Brittany Kaiser
Chief Executive Officer

EXHIBIT 99.1

Alpha Compute Executes Binding $31.9 Million Non-Recourse GPU Financing, Backed by Nvidia B300 Hardware Assets

Binding Facility for Strategic Equinex/AtNorth Data Center Build Out in Sweden

Road Town, Tortola, British Virgin Islands, April 22, 2026 (GLOBE NEWSWIRE) -- Alpha Compute Corp. (Nasdaq: ALP), a pioneer in AI Confidential Compute and GPU-as-a-Service (GPUaaS), today announced the execution of a binding term sheet for a $31.9 million non-recourse loan facility secured by B300 Nvidia graphics processing units (GPUs). The transaction marks a significant milestone in the Company's strategy to scale its AI compute capabilities while optimizing its capital structure.

The executed term sheet, entered into with an undisclosed institutional lender, establishes the parameters for a structured credit facility. In this facility, the collateral is strictly limited to the underlying Nvidia GPU assets and the facility's build-out. Given the non-recourse nature of the financing, the lender's remedies upon any event of default are exclusively restricted to the pledged hardware, precluding any recourse to the Company's other assets, equity, or general creditworthiness.

Strategic Significance

"This facility represents a disciplined and innovative approach to financing our AI infrastructure buildout," said Brittany Kaiser, Chief Executive Officer of Alpha Compute. "By leveraging the intrinsic and growing asset value of Nvidia GPUs as collateral, we are able to scale our compute capacity in a capital-efficient manner that preserves flexibility across our broader balance sheet. Non-recourse GPU financing is rapidly emerging as a preferred instrument for AI-native companies, and we are pleased to be at the forefront of this market."

Proceeds from the facility are expected to be used for AI infrastructure / data center expansion / networking, supporting Alpha Compute's long-term growth initiatives.

Transaction Highlights

  Facility Size: $31.9 million
  Structure: Non-recourse senior secured loan facility
  Collateral: Dell B300 Nvidia GPUs
  Status: Binding term sheet executed; definitive documentation in process
  Use of Proceeds: AI infrastructure purchase and installation

About Alpha Compute Corp.

Alpha Compute Corp. (NASDAQ: ALP), formerly AlphaTON Capital Corp. (NASDAQ: ATON), owns and operates AI infrastructure powered by confidential compute and hardware-level encryption. Alpha Compute's GPU assets deliver privacy-preserving computation to partners and applications including Telegram, Animoca Brands, and Midnight Network.
Learn more at alphacompute.ai.

Forward-Looking Statements

All statements in this press release, other than statements of historical facts, including without limitation, statements regarding the Company’s business strategy, plans and objectives of management for future operations and those statements preceded by, followed by or that otherwise include the words “believe,” “expects,” “anticipates,” “intends,” “estimates,” “will,” “may,” “plans,” “potential,” “continues,” or similar expressions or variations on such expressions are forward-looking statements. Forward-looking statements include statements concerning, among other things, the Company’s projections for its AI infrastructure expansion deployment; the Company’s expectations that its partnerships will create additional revenue streams and vertically integrate into the Company’s Confidential Compute AI Infrastructure; the Company’s belief that the assets it is building will drive significant long-term value; and other statements that are not historical fact. As a result, forward-looking statements are subject to certain risks and uncertainties, including, but not limited to: the timing, progress and results of the Company’s strategic initiatives, the Company’s reliance on third parties, the risk that the Company may not secure additional financing or TON, the uncertainty of the Company’s investment in TON, the uncertainty around the Company’s legacy business, the operational strategy of the Company, the Company’s executive management team, risks from Telegram’s platform and ecosystem, the potential impact of markets and other general economic conditions, and other factors set forth in “Item 3 – Key Information-Risk Factors” in the Company’s Annual Report on Form 20-F for the year ended March 31, 2025 and included in the Company’s Form 6-Ks filed with the Securities and Exchange Commission on September 3, 2025 and January 13, 2026. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, undue reliance should not be placed on them as actual results may differ materially from these forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and the Company undertakes no obligation to update publicly or revise any forward-looking statements or information, except as required by law.

Investor Relations:
Alpha Compute Corp.
AlphaCompute@icrinc.com
(203) 682-8200

AlphaCompute(at)icrinc.com